Exhibit 2.1

THIRD AMENDMENT OF PURCHASE AND SALE AGREEMENT
This Third Amendment of Purchase and Sale Agreement (the “Amendment”) dated July 11, 2013, is made by and among Gastar Exploration Texas, LP (“Seller”), Gastar Exploration USA, Inc. (“Seller Guarantor”) and Cubic Energy, Inc. (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

WHEREAS, the Parties and Seller Guarantor executed a Purchase and Sale Agreement (the “Original PSA”) on April 19, 2013; and

WHEREAS, the Parties and Seller Guarantor amended the Original PSA through (i) that certain First Amendment of Purchase and Sale Agreement dated June 11, 2013 (the “First Amendment”) and (ii) that certain Second Amendment of Purchase and Sale Agreement dated June 27, 2013 (the “Second Amendment”) (the Original PSA as amended by the First Amendment and the Second Amendment is hereinafter referred to as the “PSA”). Capitalized terms used but not defined herein shall have the meanings given such terms in the PSA. All references to “Section” are references to sections in the PSA.

WHEREAS, the undersigned desire to further amend the PSA as provided herein by executing this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Amendment, the benefits to be derived by each party hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and Seller Guarantor agree as follows.

1.	PSA Amendment.

(a)	Section 9.01 of the PSA is hereby amended by deleting the words, “July 12, 2013” and replacing such words with “July 31, 2013”.

(b)	Section 3.02(b) of the PSA is hereby amended by deleting the section in its entirety and replacing it with the following language:

If (i) all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of: (A) the failure of Buyer to perform any of its material obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and the Closing, then, in either event, this Agreement shall terminate pursuant to Section 11.01(b) and Seller shall retain the Deposit as liquidated damages. The provision for payment of liquidated damages in this Section 3.02(b) has been included because, in the event of a termination of this Agreement described in this Section 3.02(b), the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(c)	Section 11.01 of the PSA is hereby amended by deleting the section in its entirety and replacing it with the following language:

Section 11.01 Right of Termination. This Agreement and the transactions contemplated hereby shall be completely terminated at any time at or prior to the Closing as follows:
a)    by mutual written consent of the Parties;
b)    automatically, without any action by either Party, if the Closing shall not have occurred on or before July 31, 2013. The Parties agree and acknowledge that (i) in the event of such a termination, the Deposit shall automatically become the property of Gastar without any action by either Party and (ii) time is of the essence in the performance of this Agreement;
c)    by Seller, by written notice to Buyer, at Seller’s option, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller at or prior to the Closing Date;
d)    by Buyer, by written notice to Seller, at Buyer’s option, if the conditions set forth in Section 8.02 are not satisfied to the satisfaction of Buyer at or prior to the Closing Date; or
e)    by either Party, by written notice to the other, if the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds 15% of the Purchase Price.

(d)	Section 7.08 of the PSA is hereby amended by deleting the section in its entirety and replacing it with the following language:

Section 7.08 LOR 7 Well. Notwithstanding anything to the contrary in this Agreement and subject to the terms and conditions of such contract operating agreement delivered pursuant to Section 8.01(f), (a) Buyer and Seller agree that the LOR 7 Well shall be retained by Seller and excluded from the purchase and sale contemplated by this Agreement, and (b) Buyer agrees that no reduction to the Purchase Price shall be made on account of the exclusion of the LOR 7 Well from the purchase, sale and assignment contemplated by this Agreement.

2.	Confirmation. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

3.	Amendment. This Amendment may be amended only by an instrument in writing executed by all Parties.

4.
Entire Agreement. This Amendment, the PSA, the Confidentiality Agreement, and the documents to be executed pursuant hereto and thereto, and the exhibits and schedules attached hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Amendment or the PSA shall be binding unless executed in writing by the Parties and specifically referencing this Amendment and the PSA as being supplemented, amended, altered, modified, waived or terminated.

5.	Miscellaneous: Capitalized terms used, but not defined herein, shall have the meanings given to those terms in the PSA. As amended above, the PSA shall continue in full force and effect. Sections

14.07 (No Third Party Beneficiaries), 14.08 (Assignment), 14.09 (Governing Law), 14.10 (Notices), 14.11 (Severability), 14.12 (Counterparts) of the PSA shall apply to this Amendment as if set forth in full in this Amendment, mutatis mutandis.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

GASTAR EXPLORATION TEXAS, LP

By:	GASTAR EXPLORATION TEXAS LLC

By:	GASTAR EXPLORATION USA, INC.

By: /s/ Henry J. Hansen
Name:    Henry J. Hansen
Title:    Vice President, Land

CUBIC ENERGY, INC.

By: /s/ Calvin A. Wallen, III
Name:    Calvin A. Wallen, III
Title:    President

GASTAR EXPLORATION USA, INC.
(solely for the purpose of acknowledging this Amendment)

By: /s/ Henry J. Hansen
Name:    Henry J. Hansen
Title:    Vice President, Land

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